Exhibit 6.6

MANAGER/GUARANTY AGREEMENT

This Manager/Guaranty Agreement (“Agreement”) is made this 27th day of May, 2021 (the “Effective Date”) by and between Worldwide Stages Spring Hill Realty LLC (“Company”) and Kelly L. Frey, Sr. (“Manager”). The Company and Manager are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Manager has agreed to act as manager of Company, such position requiring certain legal and financial commitments for which Manager will have personal and individual liability, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Services as Manager. During the term of this Agreement, Manager shall act as sole manager of the Company and provide services and enter into agreements required by Company in that capacity (the “Services”). The Parties shall determine in good faith the specific time, location, completion date, and hours of work that Manager will perform the Services for Company. Manager shall be responsible for the performance of the Services and, subject to the terms of this Agreement, have sole discretion and control to determine the method, details and means of performing the Services, but Company retains the right to control the overall objectives, specifications and limitations regarding the duties and/or work to be performed by Manager. Company shall make its corporate resources available to Manager as reasonable and necessary for Manager to perform the Services.

2.	Guaranty of Company Debt. In conjunction with certain lending facilities provided by CapStar Bank (the “Bank”) to Company on May 27, 2021 (as such may be amended or extended over time), Manager is required to provide his personal guaranty of all debt of the Company to the Bank. It is explicitly understood and agreed that Manager shall enter into certain guaranty agreement(s) with respect to financing of the Company (the “Guaranty”), as required by the Bank for the lending facility to the Company.

3.	Consideration for Guaranty and Services.

(a)	Consulting and Guaranty Fee. As compensation to Manager for providing the Services and entering into the Guaranty, Company shall pay Manager an annual fee equal to One (1%) percent of the amount of indebtedness to the Bank guaranteed by Manager pursuant to the Guaranty (the “Fees”). The initial Fee shall be $135,280, based upon the initial principle indebtedness of the Company to the Bank of $13,280,000, and Manager’s Guaranty of that principle indebtedness (such initial Fee to be paid at closing of the debt facility from Bank to Company). To the extent the debt facility from the Bank to the Company is increased at any time (and the absolute liability under the Guaranty is thereby increased), the Fee shall be increased and such increase in Fees shall paid as of the date of such increase in the debt facility and Guaranty at the rate of One (1%) percent of the amount of such increase in indebtedness, Subsequent annual payments of the Fee shall occur on the anniversary date of the indebtedness of the Company to the Bank/the Manager’s Guaranty agreement with the Bank in the amount and on the payment schedule as set out hereinabove.

(b)	Security Interest in Assets of Company. Company hereby grants to Manager as security against his Guaranty to the Bank a security interest in all assets of the Company, including a mortgage secured by the real property owned by the Company (such security interest(s) to be perfected as required by local law, including filing of a UCC-1 describing all assets/fixtures of the Company and a deed of trust on the real property of the Company located at 5000 Northfield Lane, Spring Hill, TN). All such security interests shall be subordinate and subordinated to the debt facility of the Bank. Company shall execute and deliver such documentation as Manager may require to evidence and perfect the security interest(s) granted by the Company to the Manager hereunder. Company shall subordinate all other debt, obligations, and security interest(s) in Company assets to that granted to Manager hereunder.

(c)	Expenses. Company agrees to reimburse Manager, upon receipt of suitable documentation, for reasonable and necessary expenses that Manager may incur at the request of Company in connection with performing the Services pursuant to this Agreement and all costs associated with the Guaranty, including any filing or recording fees related to perfection of the security interest granted by the Company to Manager for such Guaranty (collectively the “Expenses”). Expenses shall be paid within thirty (30) days of Company’s receipt of the appropriate documentation.

4.	Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending upon the date of release of Manager under the Guaranty and any other personally guaranteed obligation of Manager for Company indebtedness.

5.	Termination of Agreement. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of such termination.

6.	Indemnification. Company, Company’s immediate parent, Company’s ultimate parent, and all of Company’s affiliates, jointly and severally, will indemnify, defend, and hold the Manager harmless from and against any and all damages (whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorney’s fees, which arise out of or relate to any material breach of this Agreement by the Company or its employees or agents, or from any acts or omissions of negligence, willful misconduct, or fraud of the Company or its employees or agents, including, but not limited to, claims by the Bank against Manager under the Guaranty or with respect to any debt or obligation of the Company to the Bank or any other third party claims.

7.	Assignment and Subcontracting. This Agreement is personal as between the Manager and the Company and may not be assigned, in whole or in part, by either Party.

8.	Governing Law and Venue. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law of such state. In the event of any dispute between the Parties, any claims or legal actions by one Party against the other arising out of this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Davidson County, Tennessee. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

9.	Severability. If any term of this Agreement is deemed to be invalid, illegal, or otherwise unenforceable (1) the Parties shall use all reasonable efforts to negotiate in good faith to amend the term to eliminate any such invalidity, illegality, or unenforceability to the extent practically possible, taking into full account their original intent when entering into this Agreement in the first instance, and (2) the remaining provisions of this Agreement shall continue in full force and effect.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to be as effective as an original signed copy,

11.	Survival. Each term and provision of this Agreement that should by its sense and context survive any termination or expiration of this Agreement, shall so survive regardless of the cause and even if resulting from the material breach of either Party to this Agreement.

12.	Entire Agreement; Modification; Waiver. This Agreement, along with any exhibits or attachments incorporated herein, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes any prior agreements or communications between the Parties, whether written, oral, or electronic, relating hereto. No representation, inducement, or promise has been made or relied upon by either party in entering into this arrangement other than as specifically set forth herein. This Agreement may be modified or amended only by a written amendment signed by an authorized representative of each Party. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision hereof shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

Worldwide Stages Spring Hill Realty LLC

By:	/s/ Kelly L. Frey, Sr., Manager
Name:	Kelley L. Frey, Sr.
Title:	Manager
Date:	May 27,2021

Manger

By:	/s/ Kelly L. Frey, Sr.
Name:	Kelly L. Frey, Sr.

Acknowledged, Agreed, and Approved Valiant Worldwide Stages Spring Hill Realty LLC Valiant Worldwide Stages Spring Hill LLC Valiant worldwide Stages LLC

By:	/s/ Doug Vander Weide
Name:	Doug Vander Weide
Date:	May 27, 2021

Acknowledged, Agreed, and Approved
Worldwide Stages Spring Hill, LLC
By its manager Worldwide Stages, LLC

By:	/s/ Kelly L. Frey, Sr., CEO
Name:	Kelly L. Frey, Sr., CEO
Date:	May 27, 2021

Acknowledged, Agreed, and Approved
Worldwide Stages, LLC

By:	/s/ Kelly L. Frey, Sr., CEO
Name:	Kelly L. Frey, Sr., CEO
Date:	May 27, 2021

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